                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THE LAMAUR CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]   No Fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction applies:

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         2)      Aggregate number of securities to which transaction applies:

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         3)       Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11: (1)

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         4)      Proposed maximum aggregate value of transaction:

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         5)      Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 ---------------------------------------------------------------
         2)      Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------
         3)      Filing Party:

                 ---------------------------------------------------------------
         4)      Date Filed:

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

                             THE LAMAUR CORPORATION

                                                                          , 1998

Dear Stockholder:

     This year's annual meeting of stockholders will be held on             ,
1998 at 10:00 a.m. local time, in the conference room at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     As a result of the Company's economic difficulty, we have retained investment bankers and, with their assistance, have been actively pursuing strategic transactions in order to satisfy the needs of our creditors and to rationalize our business going forward. The enclosed Proxy Statement provides a summary of the status of such activities, and our current thinking about a possible reorganization. The Company recently sold its Salon brands to a subsidiary of Shiseido for $11 million. To further improve our financial condition we are restructuring the manufacturing facility to reduce overhead expenses and enhance its value should we decide to sell or retain the manufacturing business.

     After reading the Proxy Statement, please mark, sign and promptly return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review the activities of The Lamaur Corporation over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          DON G. HOFF
                                          Chairman of the Board and
                                          Chief Executive Officer

                             THE LAMAUR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 1998

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of the Stockholders of The Lamaur Corporation, a Delaware corporation (the "Company"), will be held on
            , 1998, at 10:00 a.m., local time, in the conference room at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941, for the following purposes:

          1. To elect five directors to hold office for a one year term and until their respective successors are elected and qualified;

          2. To ratify a reduction in the number of members of the board of directors from seven to five;

          3. To consider, approve and ratify the appointment of Deloitte & Touche LLP as the Company's independent public auditors for the fiscal year ending December 31, 1998; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on                , 1998
are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941.

                                          By order of the Board of Directors,

                                          JOHN D. HELLMANN
                                          Secretary

Mill Valley, California
            , 1998

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                             THE LAMAUR CORPORATION
                            ------------------------

            PROXY STATEMENT FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors (the "Board") of The Lamaur Corporation, a Delaware corporation ("Lamaur" or the "Company"), for use at its annual meeting of stockholders to be held on October 16, 1998, or any adjournment or postponement thereof at 10:00 a.m., local time, in the conference room at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is
            , 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     On             , 1998 (the "Record Date"), the Company had outstanding
          shares of its common stock (the "Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by such stockholder. Also, as of the Record Date, the Company had outstanding 1,000,000 shares of Series A Preferred Stock and 763,500 shares of Series B Preferred Stock (the Series A Preferred Stock and the Series B Preferred Stock together, the "Preferred Stock"). The Preferred Stock is convertible into an aggregate of 1,163,910 shares of Common Stock at a rate of 0.66 shares of Common Stock per share of Preferred Stock held. Each holder of Preferred Stock is entitled to one vote for each share of Common Stock into which such Preferred Stock held by such stockholder is convertible.

     The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. The Preferred Stock votes with the Common Stock on an as-converted basis on all matters, except as otherwise required by Delaware law or by the Company's Certificate of Incorporation. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                            INFORMATION ABOUT LAMAUR

RECENT EVENTS

     In March 1998, the Company retained the investment banking firm of McCabe, Mintz & Company, L.L.C. ("MMC") to explore strategic alternatives to maximize stockholder value. While the Company was profitable in the first quarter of 1998, expected revenues for future periods are not expected to generate sufficient cash to meet the Company's current operating needs and to satisfy its extended obligations. To address the cash requirements, MMC, in conjunction with management, has identified numerous potential acquirers of some or all of the assets of the Company and has sought bids or other proposals from such parties.

The Board has been meeting on a regular basis to review the status of these proposals and to consider various alternatives available to the Company. In June, based upon such review, management and the Board determined that a sale of the assets of the Salon division was most likely to reach a definitive agreement in the near future. Accordingly, the Board approved the sale of the brands, inventory and certain intellectual property of such division to the third party making the most favorable bid, subject to certain minimum bid requirements. On July 15, 1998 the Company entered into a definitive agreement with Shiseido Co. Ltd.'s subsidiary, Zotos International, Inc. ("Zotos"), to sell certain assets of the Company's Professional Salon Brands, including inventory and other related assets, for a purchase price of $11,000,000, subject to adjustment based on inventory levels. The transaction closed on July 31, 1998. The proceeds of the sale will be used to pay down a portion of the Company's bank debt, reduce trade payables and for working capital.

     The Company is considering plans to continue its retail business, which generated approximately $67 million in revenue in the last twelve months from branded products to traditional mass, food and drug retailers. The Company's WILLOW LAKE(R) brand of shampoos, conditioners and styling aids, launched in 1997, presently accounts for approximately fifty percent of Retail division revenues. The Company believes that the WILLOW LAKE(R) product line, properly supported, can provide the foundation upon which additional products can be added such as bath and body or skin care products. In addition to revenues from the Company's other retail brands, future growth may come from acquisition or licensing of other products in the niche segment of the personal care market. The Company also is considering plans to continue its manufacturing operations on a contract basis.

     Management believes that the Company may be able to generate more cash to pay creditors, through ongoing, reorganized operations than through a sale of its retail assets, and that the sale of such assets would not be sufficient to effect any distribution of proceeds to stockholders. Further, management believes that there is an opportunity for a future return to stockholders through such reorganized operations. However, the Company with MMC is actively exploring additional asset sales and will consider offers to acquire all of the Company's assets or outstanding shares of the Company's stock through a merger, acquisition or tender offer. An important factor in any decision to pursue this plan is the price that the Company might receive for its manufacturing facility in Fridley, Minnesota and/or its Retail division assets.

     No assurance can be given that management and the Board will determine to carry out its plan for reorganized operations or that if the plan is pursued that the Company will be successful in carrying out this plan or that the Company will not determine based upon future offers that it is in the best interests of the Company, its creditors and its stockholders to sell the retail assets as well as the manufacturing facility.

     If the Company determines that a sale of all of its assets (i.e., both the plant and retail assets) would be in the best interests of the Company, its creditors and its stockholders, a plan of liquidation would be proposed to stockholders. The preferred stockholders are entitled in a liquidation to a preference of approximately $15 million before any payment may be made to the holders of Common Stock. Based upon current bids, there will be less than $15 million available for distribution to the preferred stockholder if all of the assets are sold currently. Therefore, unless the preferred stockholder waives this right or converts to common, no distribution would be available to common stockholders. The availability of funds for distribution to the common stockholders is one of the matters that the Board will consider in determining whether it is in the interests of the Company, its creditors and/or its stockholders to continue the operation of the business.

     No assurance can be given that any such asset sales will occur at all or will occur on terms favorable to the Company. The Company finances its ongoing operations through its credit agreement with Norwest Bank , its primary lender ("Norwest") and by extended terms from its creditors. The Company is currently in compliance with all covenants in its agreements with Norwest, but no assurance can be given that the Company will continue to be in compliance with such covenants. Norwest holds a security interest in substantially all of the Company's assets, including cash.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership as of July 31, 1998 of the Company's Common Stock by (i) each director, (ii) each of the executive officers listed in the Summary Compensation Table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock. The percentage owned is calculated based upon 5,884,468 shares of Common Stock outstanding as of July 31, 1998. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned, subject to applicable community property laws.

                                                                   AMOUNT AND
                                                                   NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP   PERCENTAGE OWNED
                  ------------------------                    --------------------   ----------------
Don G. Hoff(1)..............................................       2,044,725               33.4%
  One Lovell Avenue, Mill Valley, CA 94941
Perry D. Hoff(2)............................................       1,841,485               31.2%
  East 5058 Grapeview Loop, Allyn, WA 98524
Intertec Holdings, L.P.(3)..................................       1,810,425               30.8%
  East 5058 Grapeview Loop, Allyn, WA 98524
DowBrands Inc.(4)...........................................       1,163,910               16.5%
  9550 Zionsville Road, Indianapolis, IN 46268
Parsow Partnership, Ltd.(5).................................         543,200                9.2%
  P.O. Box 0449, Elkhorn, NE 68022
Futurtec, L.P.(6)...........................................         419,842                7.1%
  111 Great Neck Road, Suite 301, Great Neck, NY 11021
Kennedy Capital Management, Inc.............................         340,350                5.8%
  10829 Olive Boulevard, St. Louis, MO 63141
Dominic J. LaRosa(7)........................................         338,733                5.8%
Ronald P. Williams(8).......................................          75,270                1.3%
William M. Boswell(9).......................................          65,634                1.1%
Michele L. Redmon(10).......................................          44,807                  *
Joseph F. Stiley, III(11)...................................          34,200                  *
Harold M. Copperman(12).....................................          13,900                  *
All executive officers and directors of the Company as a
  group (14 persons)(13)....................................       2,648,329               44.9%

---------------
  *  Represents less than one percent (1%)

 (1) Includes 234,300 shares that may be acquired by Mr. Hoff upon the exercise of options exercisable within 60 days of July 31, 1998. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Hoff is the father of Perry D. Hoff.

 (2) Includes 10,560 shares held directly by Mr. Perry Hoff and 20,500 shares that may be acquired by Perry D. Hoff upon the exercise of options exercisable within 60 days of July 31, 1998. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Perry Hoff is the son of Don
     G. Hoff. See footnote 1.

 (3) 1,810,425 shares are by Intertec Holdings, L.P., an investment partnership whose general partner is Intertec Holdings, Inc., a corporation of which Don G. Hoff is a director, Perry D. Hoff is president and a director and other members of the Hoffs' immediate family are the remaining officers and directors and whose sole limited partner is Intertec Ltd., a limited partnership in which Don G. Hoff, together with his wife, holds a 25% limited partner interest, Perry D. Hoff holds a 25% limited partner interest and members of the Hoffs' immediate family own the remainder of limited partnership interest, and whose general partner is a corporation of which Don G. Hoff is a director, Perry D. Hoff is an officer and a director and other members of the Hoffs' immediate family are the remaining officers and directors.

 (4) Consists of 1,163,910 shares that may be acquired upon the conversion of Series A and Series B Convertible Preferred Stock. DowBrands Inc. owns 100% of the outstanding Series A and Series B Preferred Stock.

 (5) Includes 130,000 shares held by Elkhorn Partners Limited Partnership, an affiliate of Parsow Partnership, Ltd., as to which Parsow Partnership, Ltd. disclaims beneficial ownership.

 (6) Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares held by Futurtec, L.P. Ido Klear is the sole stockholder of Futurtec Capital Corp.

 (7) Includes 20,000 shares held by members of Mr. LaRosa's immediate family, as to which Mr. LaRosa disclaims beneficial ownership. Includes 232,000 shares that may be acquired upon the exercise of options exercisable on or after September 30, 1998. See "Compensation of Directors and Executive
     Officers -- Compensation Committee Report -- Repricing of Options."

 (8) Includes 69,800 shares that may be acquired upon the exercise of options exercisable on or after September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

 (9) Includes 59,600 shares that may be acquired upon the exercise of options exercisable on or after September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

(10) Includes 39,800 shares that may be acquired upon the exercise of options on or after September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

(11) Includes 34,200 shares that may be acquired upon the exercise of options exercisable within 60 days of July 31, 1998.

(12) Includes 13,900 shares that may be acquired upon the exercise of options exercisable within 60 days of July 31, 1998.

(13) Includes           shares that may be acquired upon the exercise of options
     and warrants exercisable within 60 days of July 31, 1998.                of
     these options are not exercisable until September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Set forth below for all directors are the names, ages, positions with the Company and period of service. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified or until resignation or removal.

            NAME OF DIRECTOR              AGE                     POSITION(S)
            ----------------              ---                     -----------
Don G. Hoff.............................  62    Chairman of the Board and Chief Executive
                                                Officer
Dominic J. LaRosa.......................  55    President and CEO -- Lamaur Division and
                                                Director
Harold M. Copperman(1)(2)(3)............  64    Director
Perry D. Hoff(4)........................  39    Director
Joseph F. Stiley, III(5)................  59    Director

---------------
(1) Chairman of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Nominating Committee.

(4) Chairman of the Nominating Committee.

(5) Member of the Compensation Committee.

     The Employment Agreement between the Company and Don G. Hoff (the "Hoff Employment Agreement") provides that Mr. Hoff will continue to be nominated for election as a director of the Company at each annual meeting of stockholders through 1998 and be appointed as Chairman of the Board for so long as he serves as the Company's Chief Executive Officer. See "Employment Agreements and Change of Control Agreements -- Hoff Employment Agreement."

     Don G. Hoff is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since its formation in 1993. Mr. Hoff has also served as Chairman and Chief Executive Officer of Intertec Holdings, Inc., a private investment company specializing in technology, since 1975. Mr. Hoff serves as a Director for a number of mutual funds with major financial institutions. He is currently Chairman of Baring's Asia Pacific Fund and has been a Director of the fund since 1991. He also serves as a Director of a cluster of Prudential Mutual Funds, including since 1990 the Prudential Short Term Global Income Fund. He also has been a Director of Baring's Greater China Fund since 1992. Mr. Hoff spends the majority of his time on the business of the Company.

     Dominic J. LaRosa joined the Company as a director in September 1995, and has been President and CEO of the Lamaur Division since November 1995. From 1993 to 1995, Mr. LaRosa was the founding President and Chief Executive Officer of J.B. Williams Company, Inc., a personal care products company. From 1982 to 1992, he held senior management positions at Colgate Palmolive/The Mennen Company, including President and CEO of the Aromatic Industries Division (1989-1992), General Manager of the Personal Care Division (1987-1989) and Vice President, Marketing (1982-1987).

     Harold M. Copperman has been a Director of the Company since September 1995. Mr. Copperman is Vice Chairman of Impulse Telecommunications Corporation ("ITC"), a position he has held since 1990. ITC provides strategic management and engineering consulting resources to enterprises and investors. Mr. Copperman has held chief executive officer and other senior management, business development and marketing positions with large multi-national organizations and entrepreneurial start-up ventures.

     Perry D. Hoff has been a Director of the Company since April 1993. He has been the President and a Director of Intertec Holdings, Inc., since 1990, and a Director and Vice President of Operations of Innovative Capital Management, Inc., a private investment company affiliated with Intertec Holdings, L.P., a major stockholder of the Company, since 1980. Perry D. Hoff is the son of Don G. Hoff.

     Joseph F. Stiley, III joined the Board in March 1994. From 1993 to 1994, Mr. Stiley was Vice President of the Company, responsible for research and development. From December 1987 to 1993, Mr. Stiley was a consultant to high technology companies, including Intertec Ltd. Mr. Stiley has consulted to the governments of Canada and France, other European and domestic corporations, and has participated in the development of international standards for communications.

     Meetings of the Board of Directors. The Board of Directors of the Company held a total of seven meetings during the fiscal year ended December 31, 1997. The Audit Committee held four meetings and the Compensation Committee held four meetings during the fiscal year ended December 31, 1997. Each director attended at least 75% of Board and, where applicable, committee meetings held during fiscal 1997.

     The Audit Committee, established in April 1993, consisted of Messrs. Eppner (Chairman), Dean and Copperman until the resignation of Messrs. Eppner and Dean on July 27, 1998. The Board will reconsider the composition of the Audit Committee at its next meeting. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal accounting controls.

     The Compensation Committee, also established in April 1993, currently consists of Messrs. Copperman (Chairman) and Stiley. Mr. Dean was also a member until his resignation. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Company's stock option plans.

     The Nominating Committee, established in February 1997, currently consists of Messrs. Perry Hoff (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The purpose of the Nominating Committee is to develop criteria for nominating new members of the Board and to identify potential candidates for such nomination. The Nominating Committee will consider stockholder recommendations for new directors with the potential nominee's consent. However, the final determination of whether a candidate will be nominated to become a member of the Board is reserved for the Nominating Committee. Any suggestions may be submitted in writing, attention "Nominating Committee of the Board of Directors," at the Company's headquarters.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     License Agreement. In May 1993, the Company acquired from Intertec Ltd., a Delaware limited partnership ("Intertec Ltd."), for a 30-year period, the exclusive worldwide rights to use all technology owned by Intertec Ltd. relating to cosmetic hair care applications. The 30-year exclusive license agreement (the "License") gives the Company the right to develop, manufacture and sell products for cosmetic hair care applications based on the technology. Intertec Ltd., which is entirely owned by Mr. Don Hoff and members of his immediate family, is the sole limited partner in Intertec Holdings, L.P., the Company's principal shareholder. The License is non-assignable, but the Company may sublicense the rights granted to it provided the sublicense includes certain protective provisions. The Company issued, as consideration for the grant of the license, a promissory note in the principal amount of $1.0 million, and agreed to pay a royalty as described below. The Company's promissory note, as amended effective as of May 1993 (the "Intertec Note"), is payable to Intertec Holdings, L.P., as agent for Intertec Ltd., in four equal annual installments of $250,000, commencing May 29, 1997. The Intertec Note accrues interest in arrears at 5.5% per annum, payable with each installment of principal. The Company has also agreed to pay certain legal expenses, which have been incurred by Intertec Ltd. in connection with preparing and prosecuting the patent application for the patent covering the technology. The Company paid $5,064 of such expense during fiscal 1997.

     The Company will pay a royalty to Intertec Ltd. equal to (i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and (ii) 1.0% of the "revenue base" of the Company's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the technology reach $10.0 billion. The Company has no sub-licenses as of the date of this Proxy Statement, and there can be no assurance it will enter into any sub-license on terms favorable to the Company. Upon expiration in 2012 of the patent held by Intertec Ltd., the Company will be unable to deny competitors access to the underlying technology.

     The terms of the license agreement were not established by arm's length negotiations or independent appraisal.

     Common Stock Purchase Agreement. In March 1996, the Company and Intertec Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from the Company, and the Company agreed to sell to Intertec Holdings, L.P., shares of Common Stock at $8.00 per share. Intertec Holdings, L.P. is required to purchase an aggregate of 146,107 shares. Intertec Holdings, L.P. is obligated, subject to there being no event of default under the Company's loan agreements and certain other customary conditions, to purchase and pay for the shares in four equal installments commencing on May 29, 1997. The deferred purchase price under the stock purchase agreement accrues interest from and after the closing of the Company's initial public offering on May 22, 1996 at 5.5% per annum, payable with each installment.

     On May 29, 1997, Intertec Holdings, L.P. was issued 36,526 shares of the Company's Common Stock in the first installment. On May 29, 1997, the Company made the first scheduled payment on the Intertec Note.

     Intertec Holdings, L.P. may elect to accelerate one or more purchases under the stock purchase agreement on 30 days prior notice to the Company. The Company may, at any time or from time to time, terminate Intertec Holdings, L.P.'s purchase rights with respect to one or more of the installments, on 10 days prior notice to Intertec Holdings, L.P. On February 16, 1998, Intertec Holdings, L.P. elected to accelerate all purchases under the stock purchase agreement, and on March 18, 1998 Intertec Holdings L.P. was issued 109,581 shares of the Company's Common Stock in consideration of which the balance of the Intertec Note was cancelled.

     Facilities and Equipment. Pursuant to a lease dated October 1, 1996 (the "Sublease"), the Company subleased from Intertec, a division of Innovative Capital Management Inc. ("Intertec"), an affiliate of Messrs. Don Hoff and Perry Hoff, directors of the Company, for a 36-month term expiring in September 1999, office space (6,008 square feet) in Mill Valley, CA, together with most of the furniture and office equipment at that location. The space was leased for a rent of $9,012 per month. Under the terms of the Sublease, the Company is responsible for property taxes, insurance and maintenance. The furniture and office equipment are leased for $1,774 per month. Total payments for the office space to Intertec in 1997 were $128,801, comprised of $102,144 in building rent, $6,882 in equipment rent, and $19,775 in taxes. Based upon research the Intertec lease payments are 25% to 50% below market rates. Intertec uses a small office and has provided and received office services from time to time. In addition, at no charge to the Company, Intertec manages the headquarters office and has been responsible for Lamaur's human resources functions there. The Company believes the value of such office space is insignificant but that the provision of such services by Intertec without charge has resulted in significant cost savings to the Company. Except for the foregoing, Intertec and Company expenses incurred at the facility are fully segregated and separately accounted for.

     On December 4, 1997, the Company notified Intertec that it would like to terminate the Sublease with respect to 1,784 square feet of the space, and as of March 31, 1998 the Sublease was amended to terminate the sublease of that space and to provide that the Company shall have no further obligations to Intertec with respect to the terminated space. Intertec agreed to relieve the Company of this obligation without any consideration to Intertec.

     Travel Agent Services. The Company uses as a travel agent Diana Weeck, who is the sister of Mr. Don Hoff. In addition to standard commissions, the Company paid fees to Mrs. Weeck of $1,996 during 1997.

     Manufacturing Agreement with DowBrands. In connection with the acquisition by the Company of the Personal Care Division of DowBrands in November 1995, the Company and DowBrands entered into a two-year agreement (with two additional one-year extensions at DowBrand's election) pursuant to which the Company continued to serve as DowBrands sole supplier of certain household cleaning products, subject to the Company maintaining competitive pricing and delivery schedules. Pursuant to the agreement, DowBrands agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996. During 1997, net sales to DowBrands were $16.4 million. On November 15, 1997, the Manufacturing Agreement expired without extension by Dow.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, the Company believes that, during the year ended December 31, 1997, all reporting persons complied with Section 16(a) filing requirements applicable to them, except as follows: Mr. LaRosa and Michael G. Piff filed Form 5s for the fiscal year ended December 31, 1997 approximately one week late, for two and three transactions, respectively.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the three fiscal years ended December 31, 1997, certain compensation information with respect to the Company's Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 1997 (collectively, the "Named Executive Officers"), based upon salary and bonus earned by such executive officers and individuals in fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                             ANNUAL COMPENSATION                 AWARDS
                                  -----------------------------------------   ------------
                                                               OTHER ANNUAL    SECURITIES     ALL OTHER
                                                               COMPENSATION    UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS        (1)(2)       OPTIONS(3)        (4)
  ---------------------------     ----   --------   --------   ------------   ------------   ------------
Don G. Hoff.....................  1997   $278,253         --      $3,229             --             --
  Chairman and Chief Executive    1996    250,000   $195,000       2,808             --             --
  Officer                         1995     31,730         --          --             --             --
Dominic J. LaRosa...............  1997    246,086         --      37,765        232,000             --
  President and CEO -- Lamaur     1996    200,000    145,000      33,191        100,000         50,000
  Division                        1995     15,384         --       4,371        132,000         52,750
William M. Boswell..............  1997    177,796         --       1,170         59,600             --
  Vice President, Sales, Retail   1996    144,371     53,000      12,715         59,600         30,000
  Group of Lamaur Division        1995     11,538         --       4,371         39,600         19,750
Ronald P. Williams..............  1997    151,005         --       2,105         69,800             --
  Executive Vice President        1996    102,540     36,000      55,935         69,800         15,000
  Lamaur Division                 1995      8,402         --       7,796         19,800         16,275
Michele L. Redmon...............  1997    138,111         --         153         39,800             --
  Vice President, Marketing,      1996    119,165     50,000       4,304         39,800         15,000
  Retail Group of Lamaur
  Division                        1995      9,230         --       7,840         19,800         13,875

---------------
(1) For 1997, includes (i) $36,415 of reimbursed expenses for Mr. LaRosa including $15,140 for rental of an apartment, and $12,806 cash to assist in the payment of taxes due on the amount of such reimbursed expenses; (ii) $1,500 for Mr. Williams for relocation expenses. Also includes imputed income in 1997 resulting from life insurance premiums in the amount of $3,229 for Mr. Hoff, $1,350 for Mr. LaRosa, $1,170 for Mr. Boswell, $605 for Mr. Williams and $153 for Ms. Redmon.

(2) For 1996, includes (i) $31,700 for Mr. LaRosa for relocation expenses and $11,555 cash to assist in the payment of taxes, $12,139 for Mr. Boswell and $2,373 cash to assist in the payment of taxes, $55,589 for Mr. Williams and $17,543 cash to assist in the payment of taxes, and $4,161 for Ms. Redmon and $1,213 cash to assist in the payment of taxes, (ii) imputed income in 1996 resulting from life insurance premiums in the amount of $2,808 for Mr. Hoff, $864 for Mr. LaRosa, $576 for Mr. Boswell, $346 for Mr. Williams and $143 for Ms. Redmon and (iii) vehicle allowance of $627 paid to Mr. LaRosa in 1996.

(3) Represents stock options granted in the years shown with exercise prices equal to or not less than fair market value on the date of grant. No SARs were granted in such years. For 1997, includes options granted with the cancellation of a similar number of options in connection with the Company's repricing program. Options repriced for Messrs. Hoff, LaRosa, Boswell, Williams and Redmon were 0, 232,000, 59,600, 69,800 and 39,800, respectively.

(4) Represents non-cash credits that can be used to exercise options.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 1997.

                                                                                        POTENTIAL REALIZABLE
                                              % OF TOTAL                                  VALUE AT ASSUMED
                                 NUMBER OF     OPTIONS                                  ANNUAL RATES OF STOCK
                                 SECURITIES   GRANTED TO                               PRICE APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES                                    OPTION TERM(2)
                                  OPTIONS     IN FISCAL    EXERCISE OR   EXPIRATION    -----------------------
             NAME                GRANTED(1)      YEAR      BASE PRICE       DATE          5%           10%
             ----                ----------   ----------   -----------   ----------    ---------    ----------
Don G. Hoff....................        --          --            --             --
Dominic J. LaRosa..............   132,000        20.1         $2.25       12/31/02      $84,876      $188,496
                                  100,000        15.2          2.25        8/28/06       64,300       142,800
William M. Boswell.............    39,600         6.0          2.25        8/28/06       47,872       117,362
                                   20,000         3.0          2.25        8/28/06       24,178        59,274
Ronald P. Williams.............    20,000         3.0          2.25        8/28/06       24,178        59,274
                                   19,800         3.0          2.25        8/28/06       23,936        58,681
                                   30,000         4.6          2.25       12/03/06       37,616        92,882
Michele L. Redmon..............    20,000         3.0          2.25        8/28/06       24,178        59,274
                                   19,800         3.0          2.25        8/28/06       23,936        58,681

---------------
(1) All options were granted on November 5, 1997 in connection with the Company's option repricing which involved cancellation of a similar number of options at higher exercise prices ranging from $3.03 to $4.25. These options have the same vesting schedule as the cancelled options. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

(2) Potential realizable value is based on the assumption that the price of the Common Stock appreciates at the rate shown, compounded annually, from the date of grant until the end of the option term. The values are calculated in accordance with rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL

                     YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding options to purchase shares of the Company's Common Stock that were held by the Named Executive Officers during fiscal 1997. No such options were exercised during fiscal 1997.

                                                  SHARES UNDERLYING              VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 1997               DECEMBER 31, 1997
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Don G. Hoff................................    234,300             --            $0              $0
Dominic J. LaRosa..........................    133,000         99,000             0               0
William M. Boswell.........................     36,500         23,100             0               0
Ronald P. Williams.........................     31,850         37,950             0               0
Michele L. Redmon..........................     21,650         18,150             0               0

COMPENSATION OF DIRECTORS

     During fiscal 1997, the Company's non-employee Directors were paid $1,000 per quarter (plus reasonable out-of-pocket expenses), plus $500 per day for each meeting beyond the four regularly scheduled meetings. The Directors held three telephonic Board Meetings during 1997 in addition to the four regularly scheduled meetings. The Directors received no additional compensation for attendance at these meetings. In addition, non-employee Directors are entitled to receive options to purchase shares of Common Stock under the

Company's Stock Option Plan for Non-Employee Directors and Advisory Board Members (the "Outside Director Option Plan").

     On May 8, 1997, each of the non-employee Directors received an option to purchase 3,300 shares under the Outside Director Option Plan, which had an exercise price of $2.88 per share. These options vest one year from the date of grant.

NON-CASH CREDITS

     Prior to 1997 the Company granted non-cash credits ("Non-Cash Credits") to its executive officers and other employees and consultants which can be used by the recipient to exercise stock options. As of December 31, 1997 Non-Cash Credits held by Messrs. Hoff, LaRosa, Boswell, Williams and Ms. Redmon were as follows: $355,000, $102,750, $49,750, $31,275 and $28,875, respectively. As of
December 31, 1997 total Non-Cash Credits outstanding were $692,213.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board currently consists of Joseph F. Stiley, III (Chairman) and Harold M. Copperman. None of these individuals were at any time during fiscal 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

     The following is the report of the Compensation Committee of the Board describing compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1997. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

     Compensation Philosophy. The philosophy of the Company's Compensation Committee regarding executive compensation is to attract and retain highly talented executives and to motivate them to high levels of performance, recognizing the different impact that various executives have on the achievement of corporate goals. To achieve these objectives the Company pays executives on a total compensation approach that includes varying combinations of base salary, annual bonus (dependent on corporate and individual performance), and stock options. After evaluating management's performance, the Compensation Committee approves compensation and pay levels. Stock option grants to executive officers are approved by the Compensation Committee.

     Base Salary. Salaries for executive officers are reviewed annually, and are adjusted based upon performance contribution, management recommendation and market conditions.

     Bonus. The Compensation Committee determines the level of bonus compensation for the entire corporate bonus program based upon corporate and senior management performance, which are judged based on corporate earnings. Bonuses within that pool are then allocated.

     Stock. The Company believes that stock options granted to key employees, including executive officers, provide such persons with compensation based on overall Company performance as reflected by the stock price, create a valuable retention device through three-year vesting schedules and help align employees' and stockholders' interests. Stock options are typically granted at the time of hire, at the time of promotion or at the time of achievement of a significant corporate objective. Individual stock option award levels are determined primarily by a matrix that allocates the available shares based on position within the Company, with discretionary adjustments based on subjective performance factors.

     Compensation of Chief Executive Officer. The compensation of Don G. Hoff in fiscal 1997 was approved by the Compensation Committee. The Compensation Committee determined the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers. For fiscal 1997, the Compensation Committee approved an increase in Mr. Hoff's base salary from $250,000 to $280,000 per annum.

     Repricing of Options. The Compensation Committee determined that the purposes of the Company's stock option plan were not being adequately achieved with respect to those employees holding options that were exercisable above current market value and that it was essential to the best interest of the Company and the Company's stockholders that the Company retain and motivate such employees. The Compensation Committee further determined that it would be in the best interest of the Company and the Company's stockholders to provide such optionees the opportunity to exchange their above-market value options for options exercisable at current market value. On November 5, 1997, upon approval by the Compensation Committee, the Company offered holders of 587,000 outstanding options under the 1996 Stock Incentive Plan, at exercise prices ranging from $3.03 to $4.25, the opportunity to exchange such options for new options with the same vesting schedule as the cancelled options, at an exercise price of $2.25 per share, the fair market value of the Company's Common Stock. A total of 587,000 options at a weighted average exercise price of $3.91 were exchanged. Pursuant to the terms of the Company's repricing offer, in February 1998 these options would have reverted to the exercise price set forth in the cancelled option. However, the Compensation Committee adopted an Option Amendment Program whereby certain optionees were offered the opportunity to have certain options remain priced at $2.25 per share. The amended options are not exercisable until September 30, 1998. A total of 516,000 options at a weighted average exercise price of $3.90 were exchanged pursuant to the Option Amendment Program. If an optionee's employment with the Company is terminated for any reason or no reason prior to September 30, 1998 the optionee is not entitled to exercise any portion of the amended option. However if an optionee's employment with the Company is terminated as a result of the death or disability of such optionee then the amended option may be exercised in accordance with its terms. Messrs. Hoff, LaRosa, Boswell, Williams, and Ms. Redmon included 0, 232,000, 59,600, 69,800 and 39,800 options in the Option Amendment Program.

     The following table sets forth information with respect to the repricing of those options held by executive officers of the Company at the time of the repricing.

                           TEN-YEAR OPTION REPRICING

                                                                                                         LENGTH OF
                                                                                                      ORIGINAL OPTION
                                              NUMBER OF                                                TERM IN YEARS
                                              SECURITIES   MARKET PRICE                                REMAINING AT
                                              UNDERLYING   OF STOCK AT    EXERCISE PRICE     NEW          DATE OF
                                   DATE OF     OPTIONS       TIME OF        AT TIME OF     EXERCISE    REPRICING OR
  NAME AND PRINCIPAL POSITION     REPRICING    REPRICED     REPRICING       REPRICING       PRICE        AMENDMENT
  ---------------------------     ---------   ----------   ------------   --------------   --------   ---------------
Dominic J. LaRosa...............   11/5/97     132,000        $2.25           $3.03         $2.25           5.2
  President and CEO                11/5/97     100,000         2.25            4.25          2.25           8.8
  of Lamaur Division
William M. Boswell(1)...........   11/5/97      39,600         2.25            4.25          2.25           8.8
  Vice President,                  11/5/97      20,000         2.25            4.25          2.25           8.8
     Sales -- Retail
  Group of Lamaur Division         8/28/96      39,600         4.25            6.06          4.25          9.13
Richard T. Loda(1)..............   8/28/96      25,000         4.25            6.06          4.25          9.54
  Vice President,
  Science and Technology
Michele L. Redmon...............   11/5/97      19,800         2.25            4.25          2.25           8.8
  Vice President, Marketing --     11/5/97      20,000         2.25            4.25          2.25           8.8
  Retail Group of Lamaur           8/28/96      19,800         4.25            6.06          4.25          9.13
     Division
Ronald P. Williams..............   11/5/97      19,800         2.25            4.25          2.25           8.8
  Executive Vice President --      11/5/97      20,000         2.25            4.25          2.25           8.8
  Lamaur Division                  11/5/97      30,000         2.25            4.00          2.25           9.1
                                   8/28/96      19,800         4.26            6.06          4.25          9.13
John D. Hellmann................   11/5/97      16,500         2.25            3.03          2.25           5.2
  Vice President,                  11/5/97      20,000         2.25            4.25          2.25           8.8
  Chief Financial Officer
Donald E. Porter................   11/5/97      20,000         2.25            4.25          2.25           8.8
  Vice President,
  Corporate Development
Michael G. Piff.................   11/5/97       8,000         2.25            4.00          2.25           9.1
  Vice President, Sales --         11/5/97       1,400         2.25            4.25          2.25          5.25
  Retail Group, Lamaur Division    11/5/97       5,000         2.25            4.25          2.25          5.25
Jay T. Olson....................   11/5/97       9,900         2.25            4.25          2.25           8.8
  Vice President, Finance --       11/5/97      15,000         2.25            4.25          2.25           8.8
  Lamaur Division                  11/5/97      10,000         2.25            4.25          2.25           9.1
John A. Anzur(1)................   11/5/97      50,000         2.25            4.25          2.25           8.8
  Vice President, General          11/5/97      20,000         2.25            4.25          2.25           8.8
     Counsel
John G. Hewson(1)...............   8/28/96      13,200         4.25            6.06          4.25          9.17
  Vice President, Business
  Development Planning and
  Administration -- Lamaur
  Division
Patrick T. Parenty(1)...........   8/28/96      13,200         4.25            6.06          4.25          9.17
  Vice President, Sales --
  Lamaur Salon Division

---------------
(1) Such executive officer is no longer employed at the Company and these options expired without being exercised.

     Summary. It is the opinion of the Compensation Committee that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration that properly aligns the Company's performance and interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner.

                                          COMPENSATION COMMITTEE
                                          Harold M. Copperman
                                          Joseph F. Stiley, III

                            STOCK PERFORMANCE GRAPH

     In accordance with Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return on the Nasdaq Stock Market and a selected group of peer issuers over the same period. The peer issuers consist of DEP Corporation, BeautiControl Cosmetics, Inc., DEL Laboratories, Inc., and The Stephan Co. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on May 23, 1996 (the date of the Company's initial public offering) and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

                                       THE LAMAUR
                                       CORPORATION           NASDAQ            PEER GROUP
05/1996                                  100.00              100.00              100.00
12/1996                                   51.56              103.75              125.77
12/1997                                   18.75              127.34              154.41

CONSULTING FEES TO JOSEPH F. STILEY, III AND HAROLD M. COPPERMAN

     During 1997, Messrs. Copperman and Stiley performed Consulting Services for the Company and were paid $13,000 and $13,500, respectively. These fees were in addition to the fees paid to these individuals as directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  Hoff Employment Agreement

     In November 1995 the Board approved an employment agreement (the "Hoff Employment Agreement") with Don G. Hoff, Chairman and Chief Executive Officer, originally entered into as of June 1, 1994, and modified as of November 6, 1995, and which took effect immediately following the closing of the Company's acquisition of the Personal Care Division of DowBrands on November 16, 1995. The Hoff Employment Agreement provides for Mr. Hoff's continued employment as Chief Executive Officer of the Company for a term ending on December 31, 1998 (the "term of employment"), reporting to the Board, and devoting so much of his business time to the affairs of the Company as the Board requires. The Hoff Employment Agreement provides that Mr. Hoff's salary as Chief Executive Officer (which was increased from $250,000 to $280,000 per annum effective December 30, 1996) may not be decreased without his consent. In the event Mr. Hoff is unable to perform his duties as Chief Executive Officer because of a disability, he shall be entitled to his full base salary for a period of twelve months from the date of disability and 50% of such base salary for twelve additional months. In addition, the Employment Agreement provides that Mr. Hoff will continue to be nominated for election as a director of the Company at each annual meeting of stockholders and be appointed as Chairman of the Board so long as he serves as the Company's Chief Executive Officer.

     Under the Employment Agreement, Mr. Hoff shall be required during the term of his employment and for one year thereafter not to engage in any activity competitive with the Company or any of its subsidiaries or affiliates (except that he may own up to 5% of the voting stock of any publicly held corporation). Mr. Hoff is also required to assign to the Company all inventions, discoveries, know-how or other proprietary technology relating to hair care which he conceives, reduces to practice or otherwise creates during the term of employment.

     If, prior to the expiration of the term of employment, Mr. Hoff is discharged by the Company with "cause" (defined in the Hoff Employment Agreement to mean a discharge for any reason other than conviction of a felony, disability or a discharge as a result of a material breach of any other provision of the Hoff Employment Agreement by the Company which Mr. Hoff elects to treat as a discharge with cause, including, but not limited to, certain events which would constitute a "change of control" of the Company, as defined in the Hoff Employment Agreement, without Mr. Hoff's written consent), Mr. Hoff will be entitled to all benefits under the Hoff Employment Agreement as if he had continued to be employed during the full term of employment. In addition, if there is a discharge with cause (i) in lieu of further salary payments under the Hoff Employment Agreement, Mr. Hoff will be entitled to receive within three days after the date of discharge, an amount equal to the sum of the discounted present value of the base salary to which he would have been entitled under the Hoff Employment Agreement from the date of discharge through December 31, 1998 (assuming a 5% yearly increase in his base salary for each remaining calendar year during the term of employment), and (ii) all options previously granted to Mr. Hoff, to the extent not then vested or exercisable, shall become immediately vested and exercisable in full.

     As of December 29, 1997, Mr. Hoff had elected to defer 50% of his base salary and was paid at the rate of $140,000 per annum. Effective April 30, 1998, Mr. Hoff informed the Company he wished to return his salary to $280,000 per annum retroactive to December 29, 1997.

  Employee Severance Agreements

     On May 6, 1997, the Board of Directors and the Compensation Committee approved employee severance agreements (the "Severance Agreements") with ten officers of the Company, including the following Named Executive Officers:
Dominic J. LaRosa, Ronald P. Williams, Michelle Redmon and William M. Boswell. The Agreements were entered into as of July 1, 1997.

     The Severance Agreements are intended to provide certain key employees with certain protection from events that could occur in connection with certain changes of control of the Company. In the event of an Involuntary Termination (as defined in the Severance Agreements) of the employee within 24 months of such Change of Control, then as of the date of such Involuntary Termination:

          (i) the Company shall pay in cash on the date of the Involuntary Termination one and one-half times the employee's most recent annual full-time base compensation in effect prior to the Change of Control;

          (ii) the Company shall provide medical, dental and basic life insurance no less favorable than such insurance that was in effect for the employee and his or her dependents during his or her most recent full time period of employment prior to the Change of Control for a period equal to the shorter of 18 months from the end of the month in which the Involuntary Termination occurs or the date the employee becomes covered under another insurance plan as a result of obtaining new employment;

          (iii) the Company shall pay in cash to the employee an amount equal to 25% of the employee's most recent annual full-time base compensation in effect prior to such Change of Control provided that such employee's principal place of residence at any time within 24 months from the Involuntary Termination changes from the employee's principal place of residence immediately prior to the Involuntary Termination and provided further that the payment under this paragraph of the Agreement shall be reduced by the amount of any moving expenses paid by a new employer of employee;

          (iv) at the option of the employee within six months from the Involuntary Termination, the Employee may borrow from the Company the principal sum equal to one and one-half times the employee's most recent annual full-time base compensation in effect immediately prior to such Change of Control at the lowest rate of interest permitted by the Internal Revenue Service to avoid the imputation of income.

AUDIT COMMITTEE REVIEW

     The Audit Committee of the Board is conducting a review of transactions between the Company and its directors and officers and related parties of such directors and officers. See "Proposal No. 2 -- Reduction in the Number of Directors."

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     On July 14, 1998, the Board of Directors resolved to reduce the number of directions of the Company from seven to five, and a board of five directors is to be elected at the Annual Meeting of Stockholders. See "Proposal No.
2 -- Reduction in the Number of Directors." Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of the Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of the Stockholders or until a successor has been elected and qualified or until resignation or removal.

     The nominees are set forth below:

            NAME              AGE                      POSITION(S)                     DIRECTOR SINCE
            ----              ---                      -----------                     --------------
Don G. Hoff.................  62    Chairman of the Board and Chief Executive Officer  1993
Dominic J. LaRosa...........  55    President and CEO -- Lamaur Division and Director  1995
Harold M. Copperman.........  64    Director                                           1995
Perry D. Hoff...............  39    Director                                           1993
Joseph F. Stiley, III.......  59    Director                                           1994

     Please see "Directors and Executive Officers -- Directors" above for information concerning the nominees. If elected, the nominees will serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

     If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

     The five directors nominated for election voted in favor of the proposal to nominate such directors. Former directors Gerald A. Eppner and Paul E. Dean abstained from the vote. See "Proposal No. 2 -- Reduction in the Number of Directors."

A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

                      REDUCTION IN THE NUMBER OF DIRECTORS

     The Company's Bylaws provide that the number of directors may be reduced by a resolution of the Board. On July 14, 1998 the Board elected to reduce the number of directors on the Board from seven to five. Mr. Eppner abstained from voting on the proposal to reduce the number of directors to five and all other directors voted in favor of the proposal. The Board also voted to nominate Messrs. Don Hoff, Perry Hoff, Joseph Stiley, Harold Copperman and Dominic LaRosa as nominees for such five Board seats. The purpose of the proposal was to reduce the Board to a number of directors which management believes will be more appropriate and effective in running the Company in the future, based upon the Company's currently proposed plan for ongoing operations as described in this Proxy Statement. See "Information About Lamaur -- Recent Events." On July 27, 1998 each of Messrs. Eppner and Dean submitted resignations from the Board, effective as of such date.

     There have been a number of disagreements among members of the Board in the recent past, including disagreements regarding the closing of the Company's headquarters office. Management believes that closing the headquarters would not eliminate necessary corporate functions, and that relocation of the three officers and one support person would be disruptive to the Company's business. The Board has voted against proposals to close the headquarters office on May 18, 1998 and June 12, 1998 by votes of four to three and five to two, respectively. The directors who will not be continuing as members of the Board voted for the proposals in each case.

     On April 30, 1998 the Audit Committee, of which Mr. Eppner was the Chairman, and Mr. Dean a member, initiated a review of officers' and directors' expenses and related party transactions, which review was to include internal control practices involving relocation and headquarters-related expenses, compensation, and legal fees. Prior to their resignations, Messrs. Eppner and Dean expressed their concerns about such matters and about the committee's review process. Management does not believe such concerns have merit.

     Because the review includes payments made to all members of the Board and the Audit Committee, the Board proposed that the Audit Committee engage independent counsel to assist in completing the review. Six of seven directors, including two of the three members of the Audit Committee, voted in favor of the proposal. Mr. Eppner, the former Chairman of the Audit Committee, abstained; however, at the time of his resignation, Mr. Eppner had also agreed with the Board's recommendation to engage independent counsel. The Audit Committee has engaged former United States District Court Judge Charles Renfrew to assist with the timely completion of the independent review.

     The reduction in the number of directors requires approval only of the directors of the Company. However, stockholder approval of the matter is sought to ensure that the vote of the directors on the measure will not be challenged based upon the fact that the five directors voting in favor of the matter are also the directors nominated to stand for election at the Annual Meeting. If the reduction in the number of directors is not ratified by the stockholders, the Board does not intend to reconsider the matter, and the Company will continue to have a five member Board unless and until the Board reconsiders the number of directors.

A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 3

           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     The Board has nominated Deloitte & Touche LLP as independent public auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has acted in such capacity since its appointment in fiscal year 1995. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

VOTE REQUIRED

     The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, the Company's proxy for its 1999 Annual Meeting of Stockholders may confer discretionary authority to vote on any proposal submitted by a stockholder if written notice of such proposal is not received at
the Company's executive office on or before             , 1998.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 1998 Annual Meeting of Stockholders of The Lamaur Corporation other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          JOHN D. HELLMANN
                                          Secretary

            , 1998

                             THE LAMAUR CORPORATION

                PROXY FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON __________________, 1998

                       SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned hereby appoints Don G. Hoff and _________________, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in The Lamaur Corporation, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices, One Lovell Avenue, Mill Valley, California on ____________________, 1998, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement of the Company dated ____________, 1998 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

         THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 3.



CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                                                     SEE REVERSE
                                                                         SIDE

       Please mark
[ X ]  votes as in
       this example


       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

       A vote FOR the following proposals is recommended by the Board of
Directors:

       1. To elect the following persons as directors to hold office for a one year term and until their respective successors are elected and qualified:

                                   Don G. Hoff
                                Dominic J. LaRosa
                               Harold M. Copperman
                                  Perry D. Hoff
                              Joseph F. Stiley, III

        [ ]     FOR all nominees listed        [ ]    WITHHOLD AUTHORITY to vote
                above (except as marked               for all nominees listed
                to the contrary below.)               above.


        [ ]     ________________________________
                FOR all nominees except
                as noted above.

2. To consider and approve a reduction in the number of members of the board of directors from seven to five.

              [ ]   FOR              [ ]   AGAINST              [ ]   ABSTAIN

3. To consider, approve and ratify the appointment of Deloitte & Touche LLP as independent public auditors for the Company for the fiscal year ending December 31, 1998.

              [ ]   FOR              [ ]   AGAINST              [ ]   ABSTAIN

                                         MARK HERE               MARK HERE
                                        FOR ADDRESS   [ ]       IF YOU PLAN  [ ]
                                         CHANGE AND              TO ATTEND
                                        NOTE AT LEFT            THE MEETING



PLEASE SIGN HERE. If shares of               Signature:_________________________
stock are held jointly, both or all
of such persons should sign.                 Date:______________________________
Corporate or partnership proxies
should be signed in full corporate
or partnership name by an                    Signature:_________________________
authorized person. Persons signing
in a fiduciary capacity should               Date:______________________________
indicate their full titles in such
capacity.